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                                                                    Exhibit 14.1



                              MERCHANTS GROUP, INC.

                           CODE OF CONDUCT AND ETHICS
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This Code of Conduct and Ethics ("Code") provides standards of business conduct for Merchants Group, Inc. ("MGI") and its subsidiaries (collectively, "the Company"), and provides for compliance with applicable governmental rules and regulations, including Section 406 of the Sarbanes-Oxley Act of 2002, the SEC rules promulgated thereunder [and Section 807 of the American Stock Exchange Company Guide]. The Code embodies principles to which we are expected to adhere and advocate. These tenets for ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to the Company's shareholders, employees, the public and other stakeholders.

The Code is applicable to the following persons, who are referred to as "Responsible Persons":

     -    our principal executive officer ("CEO");

     -    our principal financial officer ("CFO");

     - our principal accounting officer or controller and any other persons performing similar functions for the Company ("Financial Personnel"); and

     -    [all other employees of the Company; and

     -    the Board of Directors of the Company].

Ethical conduct is critical to the business and future of the Company. Accordingly, Responsible Persons are expected to read and understand this Code as well as:

     - the Merchants Insurance Group Code of Business Conduct ("Code of Business Conduct"); and

     - all applicable policies and procedures adopted by the Company that govern the conduct of its employees;

and uphold and comply with all of them. The CEO, CFO and Financial Personnel hold important roles in corporate governance in that they are uniquely capable and empowered to insure that all stakeholders' interests are appropriately balanced, protected and preserved. Any violations of the Code or the Code of Business Conduct by them may result in disciplinary action, up to and including termination of employment.

     All Responsible Persons will:

     - act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships;

     - comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;



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     -    provide stakeholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission;

     - act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated;

     - respect the confidentiality of information acquired in the course of their work except when authorized or otherwise legally obligated to disclose;

     - not use confidential information acquired in the course of their work for personal advantage or for the advantage of another person;

     - share knowledge and maintain professional skills important and relevant to stakeholder's needs;

     - act proactively to promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community;

     - use responsibly, control and maintain stewardship over the Company's assets and resources that are employed by or entrusted to them; and

     - not unduly or fraudulently influence, coerce, manipulate or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.

If you are aware of any suspected or known violations of this Code or of the Code of Business Conduct, you have a duty to promptly report your concerns. The procedures to be followed for such a report are outlined in the Code of Business Conduct.

If you have a concern about a questionable accounting or auditing matter that affects the Company and wish to submit the concern confidentially or anonymously, you may do so by contacting Henry P. Semmelhack, by mail at 761 Willardshire Road, Orchard Park, New York 14127. The Company will handle all inquiries discreetly and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern. Reprisal, threat, retribution, or retaliation against any person who has, in good faith, reported a violation or suspected violation of law or this code, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

It is the Company's intention that this Code be its working Code of Ethics under
Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in SEC Regulation S-K Item 406 [and Section 807 of the American Stock Exchange Company Guide].


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RESPONSIBLE PERSON ACKNOWLEDGEMENT OF RECEIPT OF CODE OF CONDUCT AND ETHICS AND
                            CODE OF BUSINESS CONDUCT

I have received and read copies of the attached Merchants Group, Inc.'s Code of Conduct and Ethics and of the Merchants Insurance Group Code of Business Conduct (collectively, "the Codes"). I understand the standards and policies contained in the Codes, and I understand that there may be additional policies or laws specific to my job or position. I agree to comply with the Codes.

If I have any questions concerning the meaning or application of the Codes or related policies, or the legal and regulatory requirements applicable to my job or position, I know that I can consult with [my superior, a member of senior management, the Director of Human Resources], a member of the Audit Committee of the Board of Directors, or the Company's outside legal counsel, and that my questions or reports to these sources will be maintained confidential to the maximum extent permitted by law.

Date:


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